Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-160954) of our report, which includes an explanatory paragraph relating to MDU Communication International, Inc.’s ability to continue as a going concern, dated December 21, 2012 relating to our audit of the consolidated financial statements of MDU Communications International, Inc. as of September 30, 2012 and 2011 and for the years then ended, which report appears in this Annual Report on Form 10-K for the year ended September 30, 2012.

/s/ CohnReznick LLP

Roseland, New Jersey

December 21, 2012